Exhibit 99.1

R1 RCM Inc.
Second Quarter 2017 Earnings Call
August 2, 2017 / 4:30PM ET

Corporate Participants
Atif Rahim - Investor Relations
Joseph Flanagan - President and Chief Executive Officer
Christopher Ricaurte - Chief Financial Officer and Treasurer
Gary Long - Executive Vice President & Chief Commercial Officer
Question & Answer Session Participants
Charles Rhyee - Research Analyst, Cowen and Company, LLC.
Matthew Gillmor - Research Analyst, Robert W. Baird & Co.

Operator:
Good day, ladies and gentlemen, and welcome to the R1 RCM Second Quarter 2017 Earnings Conference Call. As a reminder, this conference call is being recorded. I would now like to introduce your host for today's conference, Mr. Atif Rahim. Sir, you may begin.
Atif Rahim:
Thank you, Kaylie. Good afternoon, everyone, and welcome to the call.
We'll start with prepared remarks by Joe Flanagan, R1's President and CEO; and Chris Ricaurte, CFO and Treasurer. We'll then turn it over to Q&A.
Today's conference call is being recorded. And as a reminder, certain statements made during this conference call may be considered forward-looking statements pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. In particular, any statements about our future growth, plans and performance, including statements about our forecast for 2017, are forward-looking statements. These statements are often identified by the use of words such as anticipate, believe, estimate, expect, intend, design, may, plan, project or their similar expressions or variations. The forward-looking statements made on today's call are based on R1's current expectations and projections of our future events as of today only and should not be relied upon as representing the company's views as of any subsequent date. Subsequent events and developments, including actual events or changes in our assumptions, may cause our views to change. While we may elect to update these forward-looking statements at some point in the future, we have no current intention of doing so except to the extent required by applicable law. Investors are cautioned not to place undue reliance on such forward-looking statements.
All forward-looking statements made on today's call involve risks and uncertainties. Our actual results and outcomes could differ materially from those included in these forward-looking statements as a result of various factors, including, but not limited to, the factors discussed under the heading Risk Factors in our annual report on Form 10-K for the year ended December 31, 2016.

Now, I'd like to turn the call over to Joe.
Joseph Flanagan:
Thank you, Atif. Good afternoon, everyone, and welcome to the call.
We're pleased to report another successful quarter, building on the momentum from the prior few quarters. Chris will cover the financials in detail, but I'd like to make a few high-level comments.

•	Revenue of $99.4 million grew by $12.5 million sequentially. This was our fourth consecutive quarter of revenue growth and you are starting to see the strong recurring revenue nature of our model.

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Adjusted EBITDA of negative $3.3 million was down sequentially partly due to the upfront costs associated with the new business in Wisconsin we announced last quarter and the onboarding of Phase-2 of the Ascension contract, which is in its early stages. For the full year, we are on track to generate positive adjusted EBITDA at the high end of our guidance range.

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Our first half performance puts us on track to generate revenue of $425 million to $450 million for the year. This is $25 million above our prior guidance range and indicative of the progress we are making with the Ascension deployment and the new business announced on the last call.

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Our core RCM business and our PAS business are both executing well. We are on track to turn to positive adjusted EBITDA and free cash flow in the second half of the year and on a sustained basis as we turn to 2018 and beyond.

As always, I'd like to thank all our employees for the hard work this quarter and, more importantly, over the past 12 months. Our growth over the past year would not have been possible without everyone's commitment and dedication to serving our customers. To provide some context of our growth, our headcount has more than doubled over the past year to slightly above 8,000 as of today and we expect to exit the year with approximately 10,000 employees.
We have made the capability to scale a priority. Consequently, we are well-positioned to deliver a scalable solution to the market, providing better performance at a lower cost, which, in turn, is a competitive differentiator for us.
We continue to feel bullish about our offering and ability to compete in the market. We can say with a high degree of confidence that we currently have the most compelling end-to-end revenue cycle for the acute care market. Our end-to-end technology-enabled services model is ideal for managing the revenue cycle, given market complexities and nuances in health care. The feedback we have received from our customers, both Ascension and non-Ascension, around our capabilities remains encouraging.
We have a strong viewpoint that a technology-enabled services offering delivers superior outcomes than a software alone or relative to the combination of fragmented solutions in use at hospitals today. As an example, across the Phase-1 ministries at Ascension, we're on course to discontinue or terminate 200 vendors. These vendors largely operate in silos, even within the same health system. It is not uncommon to see as many as 5 to 6 hiring agencies, for example, at a given health system, each functioning in different departments with little or no coordination. Point solution technology in place tends to be highly fragmented. The lack of integration and communication between multiple vendors is a major pain point and source of inefficiency in the revenue cycle. The technology we bring to the table, our standardized processes and 13-plus years of end-to-end experience in complex environments are a significant asset and a competitive advantage for us.
We plan to extend our lead and build out capabilities that further strengthen our value proposition. On the last call, we discussed a major technology initiative we have underway to transform the patient and physician experience with the revenue cycle. Patients interact with the various touch points along the revenue cycle 5x to 10x over the course of a typical inpatient visit. Most of this interaction tends to be the source of confusion and dissatisfaction for the patient. More patients complain about administrative processes than quality of care received and over 60% of patients industry-wide don't understand their bill. This underscores the importance of the initiative we have underway to transform our front-end patient and physician experience.
In the second quarter, we selected a couple of vendors whose technology we will leverage to enable this front-end transformation. We have 3 pilots underway and expect results from these pilots by the end of the year. In 2018, we will roll this new front-end capability across our customer base.
One of our goals of the front-end transformation process is to streamline the scheduling and order intake process. By integrating patient and physician-facing technology with the core registration systems we already operate, we stand to dramatically reduce non-value-added work in our operations. Another positive outcome of this effort will be the integration between acute and physician environments from the patient's perspective, something which is increasingly sought by our customers. Physician RCM is, therefore, strategically very important to us as we think about tying together the various revenue cycle touch points from both the patient and provider standpoint.
Our core target customers, which consist of complex multisystem health care providers, continue to acquire physician groups in order to better serve their patients. However, the integration between the acute and physician environments is often weak. What we typically see is separate organizations, management, and infrastructure across the health system. This creates operational inefficiencies and poor patient and physician satisfaction. We see a significant opportunity to improve the patient experience, physician satisfaction and business outcomes.
The expansion of the Ascension agreement we announced last quarter is indicative of the need for an integrated physician acute offering. It was also a credible proof point of the capability we have developed as well as our intent to execute on our vision. Our vision is to provide a holistic, integrated commercial infrastructure to manage the revenue cycle that spans care settings and payment models. You'll hear us talking a lot more about this in the future.
The key elements of our approach, which we would like to share with you today are:

•	First, we intend to further build out our physician capabilities through organic and/or inorganic investments.

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Second, with the requisite technology in place, we can drive smart process integration in areas such as the front-end patient and physician experience I discussed earlier. Looking out further, we are well-positioned to provide advanced contract management across the physician and acute environments.

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Third, we see a fully integrated physician acute offering as a precursor to building a leading platform for evolving payment models. Control of Physician RCM workflow will allow us to integrate processes across the front-end and coding and billing functions as well as developing an analytics layer to support MACRA and ACL analytics.

In parallel with building out Physician RCM and front-end capabilities, we are also ramping up our sales and marketing effort. By the end of 2017, we expect to have onboarded or started the onboarding process for more than 85% of the Ascension ABM business. Consequently, we feel we're in a good position to meaningfully ramp up our commercial efforts. We expect to be very active externally going forward since we see a tremendous market opportunity for our offering.
We have a couple of important updates on the commercial front. First, this morning, we announced the appointment of Gary Long as our Chief Commercial Officer. Gary has more than 20 years of experience in health care, including the last 5 years at Premier, where he was Senior Vice President and Chief Sales Officer. We met with many qualified individuals during the search process and Gary's pedigree and tenure stood out as the perfect fit for us. His experience in driving enterprise-type sales with long sales cycles over the finish line while closely partnering with all key stakeholders will serve us well. Given Premier's profile, Gary has substantial experience working with the C-suite of our target customer base. We're very excited to have him on board.
Gary will be responsible for R1's customer growth initiatives, including sales, marketing, product management and solution development. Gary will report to me and all commercial functions will be consolidated under him. We have a differentiated compelling value proposition, and are looking forward to Gary's contribution in driving our growth.
The second update on the commercial front is the expansion of our portfolio of modular solutions. While we have a large number of modular customers, we have historically not proactively marketed our core RCM modular capabilities. We have instead served customers largely in response to inbound requests. The exception to this is PAS where we have proactively been selling and marketing it as a stand-alone service. It's now in use at over 400 facilities.
There are a few key observations that influence our decision to pursue a broader modular strategy:

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We've been serving customers in a relatively complicated and demanding environments. This has resulted in a level of sophistication in our capabilities, which competes well against the vast majority of smaller players in the market. Additionally, health system satisfaction with the majority of point solutions is very low and they are amenable to switching vendors.

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Second, health systems appreciate the ability to contract on a flexible basis around certain components of their revenue cycle. The sales cycle for a modular solution is much shorter than for end-to-end. We view this as an opportunity to begin relationships and deepen them over time.

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Finally, from an economic standpoint, modular solutions are favorable to our overall profile. There is a low upfront investment so the ROI is higher and margin rates are better than our end-to-end offering. The offsetting factor is that the contracts tend to be shorter term in nature than our end-to-end offerings.

With this backdrop, we methodically selected 5 modules focused around key RCM performance outcomes where we are in a strong position to drive meaningful value for our customers. We've enrolled cross-functional teams to support deployment and delivery of the solutions, establish pricing and created the marketing collateral needed to commercialize the opportunity. We believe these dynamics provide a substantial market opportunity for our modular solutions.
I'd like to highlight one of the solutions we launched, Revenue Capture Solutions. Revenue integrity and ensuring maximum compliant revenue is a high priority for providers. Given the changing landscape of payment models and increased complexity, we have seen a rise in demand for these services. Our solution, which is deployed at more than 120 hospitals, has driven 75 to 150 basis points of net patient revenue improvement over a 3-year period. The value proposition was in place and it was an easy decision to commercialize this service in a scalable manner.
Yesterday, we announced Central Maine Healthcare selected Revenue Capture Solutions for their revenue integrity needs. In addition to Central Maine, we also had a few other modular service wins in the quarter. Our PAS business continues to perform particularly well with 12 new customers signed on in the first half of 2017.
Lastly, I'd like to update you on the status of our deployment at Ascension. For Phase-1, which we started to onboard last summer, deployment is largely compete. As a reminder, Phase-1 consists of approximately $3 billion in NPR across 4 health systems. We completed the onboarding of Phase-1 employees in May.
The deployment of our R1 Hub technology is also complete. We've rationalized 77% of the targeted vendor spend and transitioned 93% of the work that is scheduled to move to our shared services centers, with the balance due to be transitioned in August.
As we commented last quarter, Phase-1 additional book ministries, or ABMs as we refer to them, started to turn positive from an EBITDA contribution standpoint. We are now largely in execution mode at these ministries to drive steady improvement in margins.
Onboarding at Phase-2 ABMs began in late June and we onboarded approximately 900 employees through July. We expect to conclude deployment activities at the Indiana and Florida ABMs by early 2018. The balance of onboarding activities for these ABMs involve standardization of work, technology implementation, transition of scheduled work to Shared Services and vendor rationalization.
As part of this onboarding, we expanded our Shared Services footprint center in Indianapolis. In the Wisconsin market, deployment planning is well underway across physician and acute care settings. We expect employee onboarding to begin in Q4 as previously indicated.
In closing, I'm pleased with the progress made this quarter and in the past 12 months overall. I'm excited about the future. I feel good about our competitive positioning, our offering and our value proposition to health care providers. The quality of talent we're bringing onboard is exceptional. We have a highly talented team in place to drive the company's growth going forward and capture the market opportunity ahead of us. We look forward to updating you on our progress in the future.
With that, I'll turn the call over to Chris to discuss our financial results. Chris?
Christopher Ricaurte:
Thank you, Joe, and thank you, all, for joining us. I'm happy to report we had another good quarter overall.
Before I go into detailed discussion of our financials, I'd like to remind everyone that we early adopted a new accounting standard called ASC 606 at the start of this year. As a result, our GAAP revenue is more aligned with the economics of the business, but year-over-year GAAP comparisons are not meaningful.
To allow for an apples-to-apples comparison, the year-over-year percentages I will discuss on today's call will compare the following: 2017 GAAP revenue to 2016 gross cash generated from customer contracting activities and 2017 adjusted EBITDA to 2016 net cash generated from customer contracting activities.
Our adjusted EBITDA measure is now also comparable to other companies in our peer group. The only adjustment to EBITDA to arrive at adjusted EBITDA are the addition of stock-based compensation and severance and other items such as reorganization-related and transaction-related expenses.
Additionally, the cost of services and SG&A numbers I'll reference on today's call are on a non-GAAP basis. Table 7 in today's earnings press release provides a comparison of 2017 revenue and adjusted EBITDA to the prior year non-GAAP measures we reported.

Q2 revenue of $99.4 million was up $12.5 million sequentially, aided by the onboarding of the final batch of Phase-1 ABM employees in May. Our PAS offering also continued to perform well with revenue of $8.1 million, up $0.5 million sequentially, driven by the contribution from competitive wins as well as the onboarding of the Ascension PAS needs. We expect continued sequential growth in our top line as we onboard Phase-2 employees for the balance of 2017.
Cost of services in Q2 were $91.9 million compared to $76.8 million in Q1, driven by costs related to employees we onboarded for Phase-1 Ascension ABMs during the quarter, costs associated with staffing, our Shared Service centers and upfront costs associated with onboarding the new business in Wisconsin.
SG&A expenses in Q2 amounted to $10.8 million, down $0.7 million sequentially. On a year-over-year basis, SG&A expenses declined $3.5 million due to a higher severance a year ago and restructuring actions taken last June to effectively scale the company. We expect SG&A expenses in the third quarter to tick up to around $12 million mark due to the seasonality and expansion of our commercial efforts.
Adjusted EBITDA was negative $3.3 million for the quarter compared to negative $1.4 million in Q1 2017 and compared to a net cash generated from customer contracting activities of negative $17.4 million in Q2 2016. In regard to the significant improvement over last year, as you may recall, we had started to bear a significant amount of upfront costs associated with onboarding the new Ascension contract last year and our SG&A structure was also higher.
Turning to the balance sheet. Cash at the end of June, inclusive of restricted cash, was $134 million, down from $144 million at the end of the last quarter. This $10 million change was driven by $7 million for CapEx related to the expansion of our India footprint [and] IT investment and $7 million for the purchase of a contracting software technology. This was offset by an $11 million reduction in accounts receivable from the temporary buildup we referenced on the last quarter call and other working capital improvements.
Turning to our outlook for the balance of 2017. We now expect to generate revenue of between $425 million and $450 million for the year. The primary driver of this increase over our prior guidance is the onboarding of the Wisconsin business. Given upfront costs, we do not expect margin contribution from this business in 2017. We do, however, continue to expect adjusted EBITDA to be near the high end of our guidance range.
Given our first half results, we expect revenue of between $240 million and $265 million in the second half. Adjusted EBITDA is expected to be weighted more to the fourth quarter due to the reasons discussed. Revenue from the expanded business in Wisconsin should start to flow through in the fourth quarter.
Finally, we expect to exit 2017 at an annualized revenue run rate of approximately $650 million based on our contracted business.
In closing, I'm very pleased with the financial results driven by our execution for the second quarter. We are on track to turn positive from an adjusted EBITDA standpoint as well as free cash flow standpoint in the second half of the year and on a sustained basis as we turn to 2018.
Now, I'll turn the call over to the operator for Q&A. Operator?
Operator:
Our first question comes from the line of Charles Rhyee with Cowen and Company
Charles Rhyee:
Just wanted to jump in a little bit here with Gary joining here. Can you talk about what the current pipeline looks like in terms of maybe end-to-end business prospects? And now, as you think about going to a more modular strategy, can you talk about what the pipeline looks like there? Any sort of sense on, like, where we are in terms of progress, I guess, moving beyond the Ascension?
Joseph Flanagan:
Yes, thanks, Charles. This is Joe. A couple of comments along the lines of your question. What I would say, as a general matter, we're very encouraged. And I'll start with the end-to-end offering. What I would say as a general matter, we are very encouraged by the discussions we have underway on that end-to-end offering and the value prop behind that. Now, as we said always in the past, it's hard for us to predict that. It takes its own form and shape over the course of those discussions, but we are very much encouraged. I would highlight as well, albeit with our current installed base, in our last quarter, we announced a

$1.5 billion of new end-to-end net revenue that we contracted and we're in the process of deploying that as we commented on, and that helps us as we catalyze the discussions that are ongoing in a "pipeline mode".
Specific to Gary, I would say Gary joining, with some of his expertise and the focus that he'll bring, as we look forward going into 2018, we're very optimistic on our ability to translate those discussions into more definitive opportunities and ultimately into business growth over time.
The modular -- switching gears a little bit. As we said, we've always been reactive on our modular business outside of PAS. So we haven't really even looked at that in terms of the formation of a pipeline or formally tracking those opportunities. We've contracted that business but always in a reactionary mode. And one of the things I'm most excited in the short-term is, as Gary starts to put his fingerprints on our commercial capability, his expertise on this offering and other environments, and then just the resources that we feel confidently to quickly invest in, given all the work that went into us launching those offerings recently -- but maybe what's good -- this may be a good break point for me to -- Gary's here with me in Chicago today. At a minimum, just so everybody on the call can hear his voice and just ask him to share some comments. Obviously, it's very early innings. He's not going to talk about the business much just -- but just some background and some commentary.
Gary Long:
Yes, thanks, Joe. Yes, I'm extremely excited to be here at R1. I believe the nucleus has been established. There's a tremendous amount of technology and human capital and really Shared Services operating workflow capabilities that, I think, provide health care financial leaders and executive leaders with a full solution to the problems that they're facing. And in my past experience, both at Premier and in McKesson, many of these issues are the same ones that they've been dealing with for many years. And a lot of the market participants have brought a piece or a part to the solution and I think what really differentiates this business is our ability to bring a holistic solution to that problem and to cut across settings of care. So I think we're in a really, really good position. There is tremendous market interest already. And I think with some fine-tuning and the addition of some talent, I think we're going to be very successful.
Joseph Flanagan:
Thanks, Gary. And the final thing I would say, Charles, one of the things that's given us conviction on this modular offering as we think about competing more proactively going forward is the work we're just coming out off on Phase-1. As I commented in the opening remarks, we've rationalized 200 vendors across that Phase-1 footprint. A number of those vendors are modular service providers today. And so on 2 dimensions coming out of that work, one is just our competitive value prop and, to Gary's comments, the holistic nature of that. We tend to pride ourselves in bringing technology, human capital and infrastructure, and we can do that in a modular way.
And then the second to mention, I would say is just profitability. We've been through the analysis on a broad basis. We know our cost structure. We know what those contracts were priced at and so it gives us a pretty good lens on the profitability of those offerings, which also, from our vantage point, very, very encouraging looking forward.
Charles Rhyee:
And just to follow up. Joe, you said earlier that -- versus the end-to-end, those are kind of longer-term engagements, these tend to be shorter. Why would they be shorter? Are these not -- is the modular solutions not sold as a subscription? Can you just give us a sense of how the pricing model works with these -- for this part of the business?
Joseph Flanagan:
Yes. Let me comment on the pricing model which contributes to that shorter sales cycle, but also just the complexity of decision-making. So on the pricing model, the way I would characterize this, you've got 6 offerings if you include our PAS offering and the 5 modules that we launched. Breaking that down, 2 of those are really priced on -- 2 of those offerings are really priced on a percent of cash or contingent fee-type model, 3 of them are priced volumetric or fixed fee, and then one of them is a more traditional yield-type approach. And so there's a very clear -- already that work has been done in terms of how are we going to price that value prop and that does facilitate an easier discussion as we think about contracting those pricing models.
The other thing I would just say is the -- as you think about the decision-makers inside the customer's organization, when we're working through an end-to-end offering that has full control or has partial control, that's a much more complex longer-term commitment that just requires more navigation of the customer's organization. The modular is much different. It's compartmentalized. That decision is generally easier and not as complicated to navigate. So I think the pricing and then just the nature allows those to be shorter cycle -- sales cycle offerings.

Charles Rhyee:
I think -- I think I misunderstood. So what you're saying -- but once they buy the modular solution, it's sort of an ongoing basis. It's not like there's a fixed term or someone uses it for a few months and then they get the returns they're expecting and they stop. It's sort of -- it's an ongoing sale is what you're saying? It's an ongoing...
Joseph Flanagan:
Yes, an ongoing -- yes. The way I would say it, Charles, 3 to 6-month sales cycle directionally, contracting period, call it an annual contracting period. That service is generally required long-term. That offering will be more susceptible to competitive looks at those contract inflection points, if you will, or contract renewal points.
Operator:
Our next question comes from the line of Matthew Gillmor with Robert W. Baird.
Matthew Gillmor:
I just wanted to ask about the Physician RCM strategy a little bit. It sounds like there's multiple elements, both organic and inorganic, that you have planned. So maybe with the inorganic side, can you maybe give us a sense for what type of capabilities would make more sense to buy rather than build and how far along you are with identifying the targets?
Joseph Flanagan:
Sure. I'm going to comment more on the types of capabilities than on kind of where we're at in the process on some of those potential targets. I think, clearly, we feel very comfortable to build the core rev cycle services: billing, follow-up, denial management, financial clearance, coding transcription, et cetera, for that physician environment. We're already well underway with the win we announced in our last call in Wisconsin. And I would remind you, that's $500 million of net patient revenue being deployed across 200 distribution points. So it's a sizable chunk of complex physician business that we're absorbing with our current capabilities and organic efforts to expand those capabilities. And historically, we've operated in this space since our founding in different environments.
As you think about the inorganic priorities, what's really important for us is the front-end operations of the practice and the analytics that can be wrapped around that practice optimization, which includes a number of revenue cycle functions as well as administrative functions such as scheduling, credentialing, et cetera. And we've commented on the strategic value we see in that scheduling process and that underlying scheduling technology. That's a clear priority. And then, I would also emphasize the middle revenue cycle functions that complement some of our scaled acute care capabilities, coding and some of those workflow-oriented processes in the middle. Now, obviously, as we look at inorganic opportunities, we would love to get additional capacity and scale on the billing, follow-up, denial management. I just would emphasize that, inorganically, we'd like to expand capability into some of the -- those specific areas.
It's -- the thing I would say about where we're at in that process is just that we're deploying resources in being involved in the right discussions, the right flow of opportunities. And as a result of that, we're increasing our conviction on our interest along those lines. And we'll see how that plays out over time, but there's a -- I feel good that we're very active in that flow of information right now.
Matthew Gillmor:
And then, as a follow-up, as you think about integrating the inpatient and physician environment, can you help us maybe understand how that affiliated physician would fit into this versus an employed physician? Will there be some sort of capability that will bring that in to reduce the number of touch points for the patients?
Joseph Flanagan:
Yes. One of the things our customers have asked us to prioritize in our road map is that as we build out the physician platform, the ability to extend the technology and the services around that technology into the affiliated space. So that is front and center in our priorities strategically. And I would put that in a bucket of we'd love to get that via an inorganic effort.

More to the broader topic of integration. We've done quite a bit of work mapping out all of the integration points that make sense and how those integration points drive value for the patient and for the care provider. And that is largely informing some of the technology priorities we've talked about starting with the scheduling technology, the patient outreach technology and the patient pay technology. Those 3 interface points we feel are very, very strategic. And we have a well-evolved point of view on that technology architecture and we're well-advanced in assessing the strategic partners we'd like to work with to bring that value prop to market.
Operator:
And I'm showing no further questions at this time. I'd like to turn the call back to Mr. Flanagan for closing comments
Joseph Flanagan:
Great. Thank you very much.
In summary, just a couple of comments I'd like to close the call with. I'm very encouraged by the progress that we've made. And what I would emphasize along those lines is we're really building confidence on the heels of some strong proof points via the Ascension deployment and the company's value prop and the ability to scale that value prop successfully. I think we've got a very clear strategic intent, which is really at a headline level, encapsulated in this intent to build integrated commercial infrastructure to manage revenue. And in the short-term, again, we emphasized some technology priorities and this physician priority as a platform expansion.
With Gary joining the team, it completes the build-out that's been ongoing for the past 3 quarters of our leadership team. He's got the right experience. He's going to bring a ton of focus, as we've talked about, to take what we think is a very differentiated and compelling capability and drive that into the market with passion.
And then, finally, what I'd say is we've got good financial visibility. While we didn't talk about -- a lot about it on this call, we've got growing confidence in the commentary we provided on our last call, which is essentially our top line, on a contracted basis, really sitting at the midpoint between $700 million and $900 million in revenue, and then equally at the midpoint of our prior communications. Again, I would stress that is on a contracted basis, not assuming net new growth or EBITDA contribution. And so I think that visibility is a real advantage for us as we think about proactively being able to build out capability and make the required investments in the front-end of this business under Gary's leadership.
And with that, I'd like to say just thank you again. And operator, we can close the call.